UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2022

Wesbanco, Inc.

(Exact name of Registrant as Specified in Its Charter)

West Virginia	001-39442	55-0571723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (304) 234-9000

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $2.0833 Par Value	WSBC	NASDAQ Global Select Market
Depositary Shares (each representing 1/40th interest in a share of 6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A)	WSBCP	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of

1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2022, Wesbanco, Inc. (the “Company”) announced that Jeffrey H. Jackson has executed an employment agreement to join the Company as Senior Executive Vice President and Chief Operating Officer of the Company. Mr. Jackson also will serve as President and Chief Operating Officer of Wesbanco Bank, Inc. His starting date will be August 15, 2022. In addition, Todd F. Clossin, the Company’s current President and Chief Executive Officer, has announced his intention to retire from those positions with an anticipated retirement date of January 1, 2024. As Senior Executive Vice President & Chief Operating Officer, Mr. Jackson will begin the transitional phase of a change in the executive management at the Company. Mr. Jackson will be working with Mr. Clossin, and it is anticipated, succeeding Mr. Clossin as President and Chief Executive Officer upon Mr. Clossin’s retirement from those positions. Mr. Clossin plans to remain as a member of the Board of Directors of the Company, and the Executive Committee of the Board of Directors of the Company, upon his retirement as President and Chief Executive Officer.

Mr. Jackson, age 49, has served in various management roles at First Horizon Bank, including most recently as Executive Vice President and Chief Operating Officer of Regional Banking beginning in January 2020 and as Regional President for the State of Florida from September 2018 to January 2020 and Market President for Southeast Tennessee and Atlanta from 2016 to September 2018. Mr. Jackson also previously spent approximately 15 years with International Business Machines Corporation in a variety of positions with increasing responsibility.

There are no arrangements or understandings between Mr. Jackson and any other person pursuant to which Mr. Jackson was appointed as Senior Executive Vice President and Chief Operating Officer. Mr. Jackson has no family relationships with any other executive officer or director of the Company. Mr. Jackson has not been involved in any related person transactions with the Company that would require disclosure under Item 404(a) of SEC Regulation S-K.

Employment Agreement

On July 5, 2022, Mr. Jackson entered into an employment agreement with the Company (the “Employment Agreement”), in connection with the appointment of Mr. Jackson as Senior Executive Vice President and Chief Operating Officer of the Company. As provided in the Employment Agreement, Mr. Jackson’s base salary will be no less than $700,000 per year, and he will be eligible to participate in the Company’s Key Executive Incentive Bonus, Option and Restricted Stock Plan (the “Incentive Plan”). Under the Incentive Plan, Mr. Jackson will be eligible to earn Annual Cash Incentive Awards of up to 75% of his base salary, subject to adjustment up to a maximum of 82.5% based on performance, prorated for the first year and on a calendar year basis thereafter, and will be eligible to receive Annual Stock Option and Restricted Stock awards valued at 90% of his base salary, with 80% thereof being time-based and 20% thereof being performance-based, all as determined by the Company’s Compensation Committee each year. Mr. Jackson also will receive a one-time cash bonus of $400,000, which is reimbursable to the Company if Mr. Jackson voluntarily terminates his employment with the Company within three years of the date of the Employment Agreement other than for good reason, and an award of 12,500 shares of restricted stock under the Company’s Incentive Plan Restricted Stock Program, with all of such restricted shares vesting on July 5, 2025. Mr. Jackson will be eligible to receive other miscellaneous benefits as the Company provides to its executive employees generally.

If Mr. Jackson’s employment is terminated other than for cause, death or mutual agreement, Mr. Jackson will be entitled to an amount equal to the greater of (i) six months of base salary at his then current base rate, or (ii) the base salary he would have received had he continued to be employed pursuant to the Employment Agreement through the end of the term of the Employment Agreement. If Mr. Jackson’s employment is terminated due to death, his surviving spouse or, in lieu thereof, his estate, shall be entitled to an amount equal to six months of the base salary of his then current base rate.

The employment term has a term commencing July 5, 2022 and continuing until December 31, 2023. Upon expiration of the term of the Employment Agreement, Mr. Jackson shall become an at-will employee of the Company. It is anticipated that Mr. Jackson will enter into a separate employment agreement upon his succession to Mr. Clossin as the Company’s President and Chief Executive Officer. The Employment Agreement also contains other provisions customary to similar agreements, including a provision relating to the non-disclosure of confidential information.

Change in Control Agreement

On July 5, 2022, the Company entered into a change in control agreement with Mr. Jackson (the “Change in Control Agreement”). The Change in Control Agreement is for a term of three years, with automatic one-year extensions. The Change in Control Agreement sets forth certain terms and conditions upon the occurrence of a “change in control event.” Absent a “change in control event” (as defined in the Change in Control Agreement and summarized below), the Change in Control Agreement does not require the Company to retain Mr. Jackson in its employ or to pay any specified level of compensation or benefits.

The Change in Control Agreement provides that if a change in control event of the Company occurs, the Company will be obligated to either continue to employ Mr. Jackson during the time period starting upon the occurrence of a change in control event and ending two years thereafter (the “Term of Employment”) or provide severance as per the Change in Control Agreement as described below.

If, during the Term of Employment, Mr. Jackson is discharged by the Company without cause or resigns for good reason, or in certain other circumstances set forth in the Change in Control Agreement, then Mr. Jackson shall receive (i) a lump sum payment equal to two times the highest rate of Mr. Jackson’s annual base salary in effect prior to the date of termination, and (ii) a lump sum payment equal to two times the greater of (A) Mr. Jackson’s average annual bonus over the most recent two bonus plan years prior to the date of termination, or (B) Mr. Jackson’s bonus established for the annual bonus plan year in which the date of termination occurs. If Mr. Jackson is terminated during the Term of Employment for any reason other than cause, then for a period of 18 months from the date of termination, Mr. Jackson and/or his family will continue to receive insurance and health care benefits as of the effective date of the change in control event, subject to reduction to avoid duplication with benefits of a subsequent employer. Under a superseding clause in the Change in Control Agreement, in the event of conflict between the terms of the Change in Control Agreement and the terms of the Employment Agreement, the terms of the Change in Control Agreement will supersede the terms of the Employment Agreement.

Generally, and subject to certain exceptions, a “change in control event” is deemed to occur if (a) final regulatory approval is obtained for a party to acquire securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (b) during any two consecutive years, there is a significant change in the Company’s Board of Directors not approved by the incumbent Board of Directors; or (c) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Company’s assets or certain significant reorganizations, mergers and similar transactions occur involving the Company.

If an excise tax under Section 4999 of the Internal Revenue Code applies to these payments, the Company will either pay Mr. Jackson a reduced amount as a lump sum or over an extended period of years such that the net present value of such payments would not cause an excise tax to become due.

The foregoing descriptions of the Employment Agreement and the Change in Control Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreement and the Change in Control Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 8.01	Other Events.

On July 5, 2022, the Company issued a press release announcing the appointment of Mr. Jackson as the Company’s Senior Executive Vice President and Chief Operating Officer and the anticipated retirement of Mr. Clossin. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

10.1	Employment Agreement, dated July 5, 2022, by and among Wesbanco, Inc. Wesbanco Bank, Inc. and Jeffrey H. Jackson.

10.2	Change in Control Agreement, dated July 5, 2022, by and among Wesbanco, Inc. Wesbanco Bank, Inc. and Jeffrey H. Jackson.

99.1	Press release dated July 5, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wesbanco, Inc.
(Registrant)

Date: July 5, 2022	/s/ Daniel K. Weiss, Jr.
Daniel K. Weiss, Jr.
Executive Vice President and Chief Financial Officer